U.S. Securities and Exchange Commission
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) August 31, 2017

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Commission File No. 001-33718
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U.S. STEM CELL, INC.
 (Name of small business issuer as specified in its charter)

Florida	65-0945967
State of Incorporation	IRS Employer Identification No.

13794 NW 4th Street, Suite 212, Sunrise, Florida 33325
(Address of principal executive offices)

 (954) 835-1500
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, “Company,” “our company,” “us,” and “our” refer to U.S. Stem Cell, Inc., unless the context requires otherwise.

Item 1.01 Entry into a Material Definitive Agreement.

In our quarterly and annual report, June 30, 2017 and December 31, 2016, respectively, the Company reported that it had two outstanding notes payable with interest at 8% per annum due at maturity with Hunton & Williams LLP, a Virginia registered limited liability company (“Hunton”). The two notes, $61,150 and $323,822 (the “Notes”)  were payable in one balloon payment upon the date the Hunton provided written demand and certain triggering events occurred. The total of unpaid principal and accumulated interest for both Notes as of August 31, 2017 was $747,680.07 and an accounts payable of $40,596.33, for an aggregate total of $788,276.40.

On August 31st, 2017, Hunton and the Company entered into a Note Forbearance, Modification and Repayment Agreement (the “Agreement”) related to the Notes.  The Agreement provided for the following:

1.
Hunton agreed to accept full payment of the Notes over a four (4) year period in 48 monthly installments on an adjusted debt obligation of aggregate $624,000 (reducing the outstanding balance), such payments staggered in amount such that the Company will pay $10,000 monthly the first year, $12,000 monthly the second year, $14,000 monthly the third year, and $16,000 monthly the final year.

2.	Hunton agreed to suspend accrual interest on the Notes commencing September 1, 2017.
3.
This Agreement remains in full force and effect provided the Company continues to make the monthly payments, there is no Event of Default as defined in the Notes, and an agreement to a subordination agreement by NorthStar Biotech Group, LLC, which has been provided.

The Company estimates that the debt relief provided by this Agreement (principal and anticipated interest to Maturity) constitutes a total reduction of approximately $393,180.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant Date: September 13, 2017	U.S. Stem Cell, Inc. By: /s/ Michael Tomas
Michael Tomas
Chief Executive Officer